Exhibit 5.6

December 2, 2013

Applica Consumer Products, Inc.

c/o Spectrum Brands, Inc.

601 Rayovac Drive

Madison, Wisconsin 53711

Re:	Spectrum Brands, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Florida counsel to Applica Consumer Products, Inc., a Florida corporation (the “Guarantor”) and wholly owned subsidiary of Spectrum Brands, Inc., a Delaware corporation (the “Company” and, together with the Guarantor, the “Registrants”), in connection with the filing by the Registrants with the U.S. Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), in respect of the issuance of up to (i) $520,000,000 aggregate principal amount of the Company’s new 6.375% Senior Notes due 2020 (the “New 2020 Notes”) and (ii) $570,000,000 aggregate principal amount of the Company’s new 6.625% Senior Notes due 2022 (the “New 2022 Notes” and, together with the New 2020 Notes, the “New Notes”), all of which New Notes are unconditionally guaranteed by the Guarantor as to the payment of principal and interest (the “New Guarantees” and together with the New Notes, the “New Securities”), in exchange for up to $520,000,000 aggregate principal amount of the Company’s issued and outstanding 6.375% Senior Notes due 2020 and up to $570,000,000 aggregate principal amount of the Company’s issued and outstanding 6.625% Senior Notes due 2022 (collectively, the “Original Notes”), which are unconditionally guaranteed by the Guarantor as to the payment of principal and interest thereon (the “Original Guarantees” and together with the Original Notes, the “Original Securities”) and which were originally issued and sold by the Registrants in reliance upon an exemption from registration under the Securities Act and are subject to certain transfer restrictions.

The Original Securities were issued, and the New Securities will be issued, under that certain indenture, dated as of November 16, 2012 (the “Initial Indenture”), between Spectrum Brands Escrow Corp. and U.S. Bank National Association, as Trustee (the “Trustee”), the obligations under which have been assumed by the Company and guaranteed by the Guarantor pursuant to a supplemental indenture, dated as of December 17, 2012, by and among the Company, the Trustee, the Guarantor and the other guarantors party thereto (the “Supplemental Indenture”).

In connection with our representation of the Guarantor and the preparation of this opinion letter, we have examined the following documents (collectively, the “Documents”):

1. the Registration Statement;

2. the Initial Indenture and the Supplemental Indenture;

3. the form of New Notes;

Applica Consumer Products, Inc.

December 2, 2013

4. the Articles of Incorporation of the Guarantor and all amendments to such Articles, as filed with the Department of State of the State of Florida and the By-laws of the Guarantor as delivered to us by the Guarantor;

5. resolutions adopted by the Guarantor’s Board of Directors in respect of the filing of the Registration Statement and the authorization and issuance of the New Guarantees, certified as of the date hereof by an officer of the Guarantor; and

6. such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinions contained herein.

In rendering the opinions set forth herein, we have assumed, without investigation, the following: (i) the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies and the veracity of the Documents; (ii) that each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so; and (iii) each of the parties (other than the Guarantor) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of each party (including the Guarantor) set forth therein are legal, valid and binding obligations of such party and are enforceable in accordance with all stated terms.

Additionally, as to questions of fact in respect of the opinions hereinafter expressed, we have relied solely upon the Documents.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the New Guarantees have been legally authorized for issuance.

This opinion letter is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We do not express any opinion herein concerning any law other than the laws of the State of Florida.

This opinion letter is being furnished to the Guarantor solely for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to or delivered to any other person or entity without, in each instance, our prior written consent. Notwithstanding the foregoing, purchasers of the New Guarantees are entitled to rely on this opinion.

Applica Consumer Products, Inc.

December 2, 2013

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Sincerely,

GREENBERG TRAURIG, P.A.

By:	/s/ Paul Berkowitz, Esq.
Paul Berkowitz, Esq.